Exhibit 10.1

Master Service Agreement

This Master Service Agreement, including any Order Forms, Schedules and/or Addenda attached hereto (collectively, the “Agreement”), is entered into and effective as of the date of the final signature below (“Effective Date”), by and among Mango DAT, LLC, located at Citi Towers, Suite 2000, 20th Floor, 252 Ponce de Leon Avenue, San Juan, Puerto Rico, 00918 (as defined below), (“Client”), and Cube Operations LLC, a Delaware registered entity located at 406 Sangamon St., Chicago, Il 60642 (“Cube”). Client and Cube are also each referred to under this Agreement individually as a “Party” and collectively, the “Parties”.

WHEREAS, the Client desires to obtain from Cube, and Cube desires to grant Client, a right to access and use Cube Services (as defined below);

WHEREAS, the Client wishes to appoint Cube as Asset Manager to manage certain assets for the Client; and

WHEREAS, the Parties intend for this Agreement to permit Client and its Affiliates and Authorized Users to access and use Cube Services for the internal use and benefit of Client and its Affiliates; and Cube wishes to be appointed by the Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows.

1.	DEFINITIONS

Capitalized terms not defined herein shall have the meaning assigned to them in Schedule A (Definitions), or in context elsewhere in this Agreement.

2.	ACCESS, USAGE RIGHTS TO SERVICES AND ASSET MANAGEMENT .

a.	Service. Cube shall provide Client access to Cube’s proprietary platform (www.cube.exchange) developed and owned by Cube (including any supporting services thereto), enabling Client to securely store, manage and administer its holdings of digital assets by using their MPC Wallet (each such administrative environment a “Client Account”). Cube may at its sole discretion also make additional services and/or software features available to Client from time to time (“Optional Services,” and together with the Client Accounts, collectively the “Service(s)”). Client’s selection of chargeable items offered by Cube as part of the Service shall be set forth in any applicable Order Form(s), which collectively form an integral part of this Agreement.

b.	Usage rights.

i.	Subject to Client’s compliance with the terms and conditions of this Agreement (including payment obligations) and any Order Form(s)), Cube hereby grants to Client access and use of the Service on a non-exclusive, non-sublicensable, non-transferable basis for the Term, and as set out in the applicable Order Form(s).

ii.	Supported Tokens & Forks. Cube supports only Supported Tokens. Client shall not attempt to receive, request, send, store, or engage in any other type of transaction involving any token other than a Supported Token. Cube will have no responsibility or liability if Client loses, burns, or otherwise cannot access or control any token that Cube does not support. Additionally, Client acknowledges and agrees that (i) Cube is not responsible for and makes no representation or warranty with respect to the operation or failure, functionality, security or availability of the underlying digital asset protocols (including but not limited to delays caused by “hashing” and other blockchain errors); and (ii) if a Fork occurs, Cube will not support the forked protocol unless officially announced by Cube, but will allow Client to transfer the affected digital asset within a commercially reasonable period of time.

c.	Asset Manager, Authority. the Client hereby appoints the Cube to provide discretionary asset management services with respect to the Account Assets (as defined in the Order Form) maintained from time to time in the accounts or cryptocurrency “wallets” identified in the Order Form (as amended from time to time) maintained with one or more custodian(s)(collectively, the “Custodian”), provided that only cryptocurrency wallets controlled by the Client, to which Cube has trade-only access, shall be permitted. Cube hereby accepts its appointment and agrees to provide such asset management services as of the Effective Date and upon the terms and conditions set forth herein. The Client and Cube understand and agree that changes to the Order Form may be made from time to time following the date of execution of this Agreement by mutual agreement of the Client, and Cube.

d.	Authority of Asset Management.

i.	Generally. Upon and as of the Effective Date, Cube (the “Asset Manager”) (and, where applicable, any Asset Manager Affiliate) shall have sole responsibility and authority with respect to the discretionary asset management of the Account Assets and, as herein provided. Cube (and, where applicable, any Asset Manager Affiliate) shall, upon and as of the Effective Date, have full power and authority to:

1.	enter into all transactions and other undertakings that the Asset Manager may in its discretion deem necessary or advisable to carry out its asset management decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, redeem, and otherwise trade in digital assets;

2.	purchase, acquire, hold, sell, stake, redeem or dispose of, or otherwise trade in any assets which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing;

3.	execute, in the name and on behalf of the Client, all such documents and take all such other actions which Asset Manager shall deem requisite, appropriate or advisable to carry out its duties hereunder;

4.	take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement (except that the Asset Manager is not authorized to withdraw any money or other property from the Account either in the name of the Client or otherwise, except as expressly described herein).

5.	The foregoing authority shall remain in full force and effect until expressly revoked by the Client in writing to the Asset Manager or the termination of this Agreement as provided herein. Revocation shall not affect transactions entered into prior to such revocation.

e.	Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, with effect from the Commencement Date, the Client hereby irrevocably designates and appoints the Asset Manager as its agent and attorney-in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to carry out its duties hereunder. Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 10 of this Agreement.

f.	Acknowledgement. Cube Group Inc. and its affiliates are not registered in any capacity with the U.S. Commodity Futures Trading Commission or Securities and Exchange Commission. Cube Group Inc., and its affiliates are not expected to engage in any securities or derivatives transactions

g.	Risk Factors; Conflicts of Interest; Non-Exclusive Management. The Client acknowledges that it has read, carefully considered and understood the risk factors pertaining to activity described in the Agreement and hereby acknowledges and accepts them. The Asset Manager shall devote such part of its time as the Asset Manager determines is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Asset Manager from rendering similar services to other persons, trusts, corporations or other entities. Nothing in this Agreement shall limit or restrict the Asset Manager or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts. The Client acknowledges that the Asset Manager and its officers, affiliates and employees, and the Asset Manager’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Account. As permitted by law the Asset Manager shall have no obligation to acquire for the Account a position which the Asset Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client. The Client acknowledges that the Asset Manager is not a financial planner. Nothing contained herein or provided hereby shall be construed as legal, tax or accounting advice by the Asset Manager.

3.	USAGE.

a.	Usage Restrictions. Client shall not, shall not attempt to, and shall ensure it does not authorize or assist anyone, including any Authorized Users, to:

i.	circumvent, disable or otherwise interfere with security-related features of the Services or features that enforce limitations on use of the Services;

ii.	disassemble, reverse engineer, modify, translate, alter or decompile all or any portion of the Services or otherwise discern the source code of the Services, except and solely to the extent permitted under applicable law;

iii.	use the Services: (i) on a service bureau or time-sharing basis; or (ii) to provide services to any Third Party not in accordance with this Agreement;

iv.	distribute, copy, modify, duplicate, rent, lease, sublicense, assign, transmit, sell or otherwise transfer the Services or any of Client’s rights therein;

v.	violate or abuse password protections governing access and usage of the Services;

vi.	interfere with the integrity or proper working of the Services, including generating unreasonable amounts of API calls which might compromise the security or availability of the Services;

vii.	use the Services in any unlawful manner or otherwise in breach of this Agreement;

viii.	delete, remove, obscure or in any manner alter any Cube’ or Third Party copyright, trademark, or other intellectual proprietary rights notices appearing on or in the Services or any component thereof;

ix.	use the Services in order to conduct any comparisons, competitive analysis, penetration testing, vulnerability assessment, aimed identified security vulnerability, or other benchmarking activities, either alone or in connection with any other Services or hardware without the prior written consent of the Cube;

x.	use the Services other than as permitted herein; and/or,

xi.	use Cube’ name and logo without Cube prior written approval.

b.	Access and Users. Client shall:

i.	promptly notify Cube of any Security Incident;

ii.	cooperate in good faith with Cube in the investigation of any Security Incident;

iii.	ensure that all Authorized Users comply with the terms and conditions of this Agreement;

iv.	be solely responsible for its internal policies and procedures with respect to delegating use of the Service to Users and Authorized Users, including ensuring that Users keep any Account login details secure; and,

v.	be bound by all actions taken on the Cube platform and be liable for any breach of this Agreement, including by its Authorized Users.

c.	Without derogating from the above, Cube will not be responsible or liable in any way for any of the following: (a) any instance of unauthorized access or use of the Service by Authorized Users or Users; (b) any loss or damages arising due to Client’s or Authorized User’s implementation of the Service which does not comply with Cube’ instruction or recommendations; and/or (d) any other Third Party using the Account to access to the Service (including in case of theft, embezzlement, or similar cases).

4.	CLIENT KEYS AND OBLIGATIONS.

a.	Client Keys. Cube will enable Client to access and use the Service in accordance with the applicable Order Form, and Client will appoint Authorized Users for its Account. Client will initiate the creation of an MPC Vault through a distributed key share generation process among Client, Cube, and the Guardian Network. When Client’s MPC Vault is created, a PDF document containing Client’s Key Share will be generated and provided to Client. Client shall safely store this Key Share. The Key Share enables Client to perform signature operations with the Guardian Network in a Force Majeure Event. Collectively, Client’s Private Key Share and any derivative shares shall be referred to as the “Client Keys”.

b.	Obligations with respect to Client Keys. Client acknowledges and agrees that:

i.	only Client’s Owners, and Authorized Users (as applicable) are permitted to use the Client Keys and Client will prevent any unauthorized access to, or use of, the Client Keys;

ii.	it is solely responsible and liable for the establishment of the appropriate technical, organizational and security measures to ensure that Client’s Users and, safeguard access to their individual Client Keys, and Client will notify Cube promptly upon becoming aware of any unauthorized access to or use of the Client Keys;

iii.	Client is solely responsible for any consequences, losses, expenses, costs, and claims arising from or related to any incorrect, neglectful, or unauthorized use of the Client Keys and Cube has no responsibility for any loss or damage due to Client’s failure to secure the Client Keys as required by this Agreement, including, but not limited to, a failed recovery of a Client Wallet, loss of data, erroneous transmission of digital assets, loss of digital assets, and/or hacking by third parties;

iv.	Neither Cube nor the Guardian Network ever have access to the Client’s Key Share and thus cannot provide it if lost or stolen. In some limited cases, Client, Cube, and the Guardian Network collectively may be able to assist in retrieval.

v.	it is Client’s sole responsibility to backup its Client Keys;

vi.	it must, and it must ensure that its Authorized Users: (i) store the Client Keys in a secured, offline location, with strict protocols setting adequate security measures to protect the Client Keys; and (ii) from time to time, perform a recovery test to ensure the Disaster Recovery Kit operates in accordance with Client’s recovery procedure; and,

vii.	any loss of the Client Keys, either by Client or by its End Users, could lead to permanent damage and complete loss of control over and inability to recover its digital assets. .

5.	USAGE DATA

a.	Usage Data. Through its use of the Services, Client may provide, upload, import, transmit, post, or make accessible to Cube certain data (“Usage Data”). Client, on its own behalf and on behalf of its Authorized Users, grants Cube a royalty-free, fully paid, revocable, non-exclusive license to use, process, display, copy, modify, make derivative works of, and store the Usage Data solely to: (i) provide the Services to Client; (ii) administer and make improvements to the Service; and (iii) collect and analyze aggregated anonymous information. Client acknowledges that the Services do not operate as an archive or file storage system. Client is solely responsible for the backup of any Usage Data and Client alone must implement any backup plans and safeguards it deems appropriate for its requirements.

6.	SUPPORT LEVELS

Support and maintenance services are provided according to the service level agreements set forth in Schedule B.

7.	THIRD PARTY SERVICES.

a.	Accessing Third Party Services. Client may choose to access certain services provided by external and independent Third Party providers (“Third Party Service(s)”) through the Cube platform. Client hereby acknowledges and agrees that:

i.	Third Party Services are provided directly by the Third Party, within that Third Party’s control and Cube is not responsible for the quality of or the content available on any Third Party Services, including whether it is complete, reliable, current or error-free.

ii.	Cube is not liable for any acts or omissions of such Third Party, including failure of such Third Party Service to perform to any particular standard.

iii.	Third Party Services are subject to the Third Party’s applicable terms and conditions (with which Client agrees to comply by accessing those Third Party Services), and by accessing and using the Third Party Services, Client is engaging directly with that Third Party.

iv.	Client’s ability to access Third Party Services via the Service in no way constitutes a recommendation or endorsement of those Third Party Services by Cube.

b.	Third Party access to Usage Data. To enable Client to use Third Party Services via the Services, Cube may need to provide certain data to the Third Party. Client acknowledges and agrees that Cube may share any data (including without limitation, Usage Data) Client provides to Cube when using the Services and Third Party Services for the sole purpose of facilitating the integration of Service with the Third Party Services. Client hereby authorizes and consents to Cube sharing only such data as is necessary to ensure the functioning of any Third Party Services.

c.	Disclaimer of Accuracy of Third Party Content. Cube cannot warrant and does not warrant that any Third Party content presented on the Service by a Third Party is accurate, complete, reliable, current, or error free.

d.	Disclaimer of Errors Attributable to Third Party Services. In the event that a transaction is not completed due to a Third Party, or an error occurs as a result of a Third Party (including, without limitation, errors on any supported blockchain), Cube is not responsible for any claim, liability, expenses, losses, costs, and/or claims resulting from such Third Party content or act.

e.	NO WARRANTY BY Cube. CLIENT IS SOLELY RESPONSIBLE FOR ITS CHOICE AND USE OF ANY THIRD PARTY SERVICES OFFERED THROUGH THE SERVICE AND NOTWITHSTANDING SECTIONS 13 (LIMITED WARRANTIES AND DISCLAIMER OF WARRANTIES) AND SECTION 15 (LIMITATION OF LIABILITY) BELOW, Cube AND ITS AFFILIATES MAKE NO WARRANTIES, WHETHER EXPRESS OR IMPLIED (BY LAW OR OTHERWISE), AND HEREBY DISCLAIMS ALL LIABILITY, WITH RESPECT TO SUCH THIRD PARTY SERVICE.

8.	DEFI APPLICATIONS AND STAKING SERVICES

a.	Third Party decentralized finance applications (“DeFi Applications”) and/or any staking activity on proof of stake blockchains (“Staking Services”) are Third Party Services Client may access through the Cube Service. Section 7 (Third Party Services) applies to all Third Party DeFi applications and Staking activities.

b.	Cube RESERVES THE RIGHT TO INITIATE OR TERMINATE CONNECTIVITY WITH ANY DEFI APPLICATION OR STAKING SERVICE, OR MODIFY THE RULES FOR CONNECTIVITY, AT ANY TIME IN ITS SOLE DISCRETION BY PROVIDING CLIENT AT LEAST FIVE (5) DAYS PRIOR NOTICE.

c.	No Guarantee by Cube. Cube makes no representations or guarantees regarding the operation of any DeFi Application or Staking Service, and Cube makes no statements, claims, representations or warranties about the security, functionality, or accuracy of representations regarding any of these Third Party Services, including in circumstances where a transaction to or from any such Third Party Service originates or terminates from a Cube wallet. Cube DOES NOT REPRESENT, WARRANT OR GUARANTEE: (i) THE RETURN OF ANY PRINCIPAL AMOUNT OF DIGITAL ASSETS TRANSFERRED TO A DEFI APPLICATION OR STAKING SERVICE; NOR (ii) ANY PROCEEDS, RETURNS OR REWARDS OFFERED OR ADVERTISED IN CONNECTION WITH ANY DEFI APPLICATION OR STAKING SERVICE.

d.	Distribution of Staking or DeFi Rewards. Unless otherwise specified, proceeds from Staking Services and DeFi Applications are calculated, rewarded, and distributed by Third Parties. Cube makes no representations or guarantees regarding the calculation or distribution of proceeds in connection with Client’s use of Staking Services or DeFi Applications. Client acknowledges that any complaint regarding the calculation or distribution of proceeds should be directed to the Third Party providing the Third Party Service, and Cube has no obligation or responsibility to act as intermediary if any complaint or dispute arises between Client and a DeFi Application or Staking Service. With respect to Solana Staking Services specifically, Cube makes no guarantees regarding any conversion between any Solana network protocols that Client may be required to perform in connection with a DeFi Application or Staking Service. IF A SOLANA NETWORK CONVERSION OR UPGRADE FAILS FOR ANY REASON, CUBE WILL NOT BE RESPONSIBLE FOR ANY LOST ASSETS.

e.	Slashing Penalties and Missed Rewards. In the event that Client incurs slashing penalties or missed rewards when participating in Staking Services, Client acknowledges that it is solely responsible for resolving any claim for reimbursement with the relevant Third Party. Cube makes no guarantees regarding any reimbursement and hereby disclaims all liability with respect to any Staking Service losses.

f.	Use of APIs. To enable interactions with DeFi Applications and Staking Services, Cube may make certain open-source scripts and external utilities available to Client through Third Party APIs (“APIs”). The API access that is required is broad and can reduce the level of Cube’ policy security for Client. Any use of APIs is done at Client’s sole risk and it is the Client’s, not Cube’s, sole responsibility to audit and diligence the script and/or utilities, validate that the script files are not compromised in its systems or networks, and maintain strict protocols around the security of the API key.

g.	Downtime Incidents. Some DeFi applications and Staking Services are time sensitive. Client acknowledges that its inability to interact with a DeFi application or Staking Service within certain timeframes may result in monetary loss, including from liquidations or fluctuations in market prices. Client acknowledges that Cube makes no representations regarding the suitability of its Service for interacting with time sensitive DeFi Applications and Staking Services, and Cube accepts no responsibility for the impact of any unavailability, downtime, or delays in interacting with such Third Party Services through the Service.

9.	PRICING AND PAYMENT

a.	Subscription Fee. Client shall pay Cube the Fees as set out in the relevant Order Form. Unless otherwise set forth in an applicable Order Form, the Fee are due, payable in full, and non-refundable upon execution of this Agreement and the Order Form.

b.	Payment Terms. Any applicable payment terms approved by Cube shall be as set out in the relevant Order Form. Unless otherwise specified in the Order Form, all Fees shall be due and payable within thirty (30) days from the date of the invoice, and Client shall affect payment of all Fees by wire transfer, credit card or as otherwise specified in the Order Form. If Client does not pay the Fees in full by the due date, the overdue amount shall be subject to a late fee equal to the lesser of 1.5% per month or the maximum amount allowed by applicable law. Additionally, Cube may cease providing the Services in the event of a failure to pay undisputed invoices in accordance with Section 10 below.

c.	Taxes. All amounts and Fees payable hereunder shall not be subject to any set-off or deduction. All Fees are exclusive of any applicable taxes, duties, and similar governmental charges, and, except with respect to income taxes of Cube, Client is responsible for payment of all such amounts, including sales and use tax, value added tax (VAT), withholding taxes, export, import, and other duties imposed by any governmental agency in connection with this Agreement. For the avoidance of doubt, Client agrees to classify all payments made under this Agreement to be for Services and at no time will Client characterize said payments to be royalties. Client agrees to hold harmless Cube from all claims and liability arising from Client’s failure to report or pay such taxes, duties, or other governmental charges.

10.	TERM AND TERMINATION

a.	Term. Unless terminated earlier in accordance with the terms of this Agreement, this Agreement and the access and usage rights granted under Section 3 above shall commence on the Effective Date and shall continue in effect for one (1) year (the “Initial Term”). Following the Initial Term (or a Renewal Term as the case may be), this Agreement shall automatically be renewed for consecutive periods of two (2) months (each a “Renewal Term,” and together with the Initial Term collectively the “Term”), unless either Party provides the other with notice of termination of this Agreement at least thirty (30) days prior to the next automatic renewal of this Agreement (in which case the Term shall end at the end of the then-current Renewal Term).. If Client continues to use the Services past the date of any scheduled termination of this Agreement as provided above, then Client shall be deemed to have renewed the Agreement for the following Renewal Term. For the avoidance of doubt, Cube may update its Fees upon a Renewal Term by providing Client with thirty (30) days’ notice.

b.	Termination for Breach. Either Party may terminate this Agreement at any time by giving written notice to the other Party if the other Party commits a material breach of this Agreement, and, if curable, fails to cure the breach, within thirty (30) days after being given written notice, specifying details of the breach, and requiring the same to be remedied.

c.	Suspension of Services. If Client does not pay the Fees in accordance with the terms of this Agreement and the applicable Order Form, Cube, in its sole discretion, upon ten (10) days written notice to Client, may suspend, block and/or restrict Client’s access to and usage of the Service.

d.	Effect of Termination. Upon termination, Client shall: (i) immediately stop access and cease use of the Service; (ii) transfer and remove all the amounts deposited or transferred to its Client Account(s) and ensure that no amounts will be transferred to the Account following termination; and (iii) return to Cube or destroy all Cube Confidential Information in its possession. Following the termination or non-renewal of this Agreement, Client has the sole responsibility to remove all digital assets from its Client Account(s) and acknowledges that Cube is not liable for any assets in Client’s Client Account following termination of the Agreement.

e.	Survival. All provisions of this Agreement which may reasonably be interpreted or construed as surviving the non-renewal or termination of this Agreement including, but not limited to, Sections 2 (USAGE), 5 (USAGE DATA), 9 (TERM AND TERMINATION), 10 (PROPRIETARY RIGHTS), 13 (CONFIDENTIAL INFORMATION), 12 (LIMITED WARRANTIES AND DISCLAIMERS), 14 (LIMITATION OF LIABILITY), and 18 (MISCELLANEOUS), shall survive any expiry or termination of this Agreement.

11.	PROPRIETARY RIGHTS

a.	Intellectual Property Rights. All rights, titles, and interests, including any Intellectual Property rights evidenced by or embodied in, attached, connected, and/or related to the Services and any and all improvements and derivative works thereof, are and shall remain owned solely by Cube. This Agreement does not in any manner whether directly or indirectly convey to Client any rights, interest, or license in or to the Services other than as the right to access and use the Services as expressly stated herein or in any Order Form. Nothing herein constitutes a waiver of Cube’ Intellectual Property rights under any applicable law. Nothing in this Agreement excludes the liability of Client for any breach, infringement or misappropriation of Cube’ Intellectual Property rights.

b.	Feedback. Any improvements made to the Service due to any Feedback shall belong exclusively to Cube and shall be considered Cube’ Intellectual Property. Client hereby irrevocably and unconditionally transfers and assigns to Cube all Intellectual Property rights it may have in any developments made as a result of such Feedback and waives any and all moral rights that Client may have in respect thereto. It is further understood that use of Feedback, if any, may be made by Cube at its sole discretion, and that Cube in no way shall be obliged to make use of any kind of the Feedback or part thereof.

c.	Intellectual Property. Except for rights expressly granted under this Agreement, nothing in this Agreement will transfer any of either Party’s Intellectual Property rights to the other Party, and each Party will retain exclusive interest in, and ownership of, its Intellectual Property developed prior to this Agreement or developed outside the scope of this Agreement.

12.	CONFIDENTIAL INFORMATION

a.	Nondisclosure of Confidential Information. Each Party shall take reasonable measures, at least as protective as those taken to protect its own Confidential Information, but in no event less than reasonable care, to protect the disclosing Party’s Confidential Information from disclosure to a third party. The receiving Party’s obligations under this Section 12, with respect to any Confidential Information of the disclosing Party, shall not apply to and/or shall terminate if such information: (a) was already lawfully known to the receiving Party at the time of disclosure by the disclosing Party; (b) was disclosed to the receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the receiving Party has become, generally available to the public; or (d) was independently developed by the receiving Party without access to, or use of, the disclosing Party’s Confidential Information. Neither Party shall use or disclose the Confidential Information of the other Party except for performance of its obligations under this Agreement. The receiving Party shall only permit access to the disclosing Party’s Confidential Information to its respective employees, consultants, Affiliates, agents, and subcontractors having a need to know such information.

b.	Effect of Termination. Upon any termination of this Agreement, each Party shall return to the other Party all Confidential Information of the other Party, and all copies thereof, in the possession, custody or control of the Party unless otherwise expressly provided in this Agreement. All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the disclosing Party.

c.	Permitted Disclosure. The receiving Party may also disclose Confidential Information to the minimum extent required by an order of any court of competent jurisdiction or any regulatory, judicial, governmental, or similar body or any taxation authority of competent jurisdiction. Before the receiving Party discloses any Confidential Information pursuant to this Section 12.3 it shall, to the extent permitted by law, use reasonable endeavors to give the disclosing Party as much notice of this disclosure as possible.

13.	LIMITED WARRANTIES; DISCLAIMER OF WARRANTIES

a.	Representations. Each Party warrants that (i) it has the power and authority, and has taken all corporate action required, to enter into and fully perform this Agreement; and (ii) its entry into and performance of this Agreement does not, and will not, violate any agreement to which it is bound.

b.	Cube’ Representations. Cube further warrants the Service: (a) will perform materially in accordance with the applicable Documentation (as defined below); and (b) the use of the Service in accordance with the terms of this Agreement, will not introduce any malicious code into Client’s systems. In case of failure of the abovementioned warranties, Client will immediately notify Cube of such failure, and Cube will make commercially reasonable efforts to repair or replace the non-conforming Service. The Security Reports will be provided upon request.

c.	Client’s Representations. Client further represents and warrants that it (i) will comply with all applicable laws, including any laws and regulations applicable to its digital asset activities, including but not limited to consumer protection, e-money licenses, anti-bribery, anti-corruption, money laundering, or terrorist financing laws and regulations; and (ii) is solely responsible for ensuring that its activities on the Cube platform are in compliance with any regulatory obligations, notwithstanding any use-cases proposed by Cube. Additionally, Client represents and warrants that it is Client’s sole responsibility for reporting and paying any applicable tax obligations that arise from Client’s use of the Services, including any DeFi Applications and Staking Services, and all transactions in connection therewith.

d.	LIMITED WARRANTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION, THE SERVICE AND ANY OPTIONAL SERVICES PROVIDED BY Cube TO CLIENT ARE PROVIDED “AS IS” AND Cube AND ITS SUPPLIERS, IF ANY, MAKE NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SERVICE, AND SPECIFICALLY DISCLAIM THE WARRANTIES OF MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, TO THE MAXIMUM EXTENT POSSIBLE BY LAW. CUBE DOES NOT WARRANT THAT THE SERVICE OR ANY OPTIONAL SERVICES WILL MEET CLIENT’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION OR BE ERROR FREE. CLIENT IS SOLELY RESPONSIBLE FOR ITS CHOICE AND USE OF OPTIONAL SERVICES OFFERED THROUGH THE SERVICE AND, NOTWITHSTANDING SECTION 14, Cube DISCLAIMS ALL LIABILITY FOR SUCH OPTIONAL SERVICES.

e.	NO LIABILITY FOR CLIENT MODIFICATIONS. THE WARRANTY SETOUT HEREIN DOES NOT APPLY, AND CUBE HAS NO RESPONSIBILITY FOR ANY DAMAGE, INCLUDING ANY DAMAGE TO THE ACCOUNT, IN THE EVENT OF ANY SECURITY BREACH RESULTING FROM: (i) ANY MODIFICATIONS OR ALTERATION OF THE SERVICE, ITS FUNCTIONALITY, OR CAPABILITIES THAT IS NOT MADE BY Cube OR ITS AGENTS; AND/OR (ii) BY MALICIOUS CODE, MALWARE, BOTS, WORMS, TROJANS, BACKDOORS, EXPLOITS, CHEATS, FRAUD, HACKS, HIDDEN DIAGNOSTICS, OR OTHER MECHANISMS TO DISABLE SECURITY OR CONTENT PROTECTION THAT IS RESULTING FROM CLIENT’S NETWORK OR SYSTEM.

f.	Blockchain/Node Errors/Failures. In the event that the Service does not accomplish a transaction due to an error or failure related to any Third Party Service, including the operation of the underlying blockchain or protocol of any supported digital asset (including delays caused by “hashing” and other blockchain errors), Cube is not responsible for any claim, liability, expenses, losses, and/or costs related thereto. Cube shall have no responsibility for any damages caused by a blockchain and/or node downtime or failure.

g.	Additional Risk Disclosures. Cube has no control over and makes no representations regarding the value of any digital assets, or the security of the underlying networks or protocols. Cube does not own or control the underlying software protocols which govern the operation of digital assets.

h.	Monitoring. Cube enables Client to utilize its digital assets while stored in the Client Account; however, Cube is an automated platform and does not manually monitor or control the status of transactions or balances within the Client Account. Client must review its own internal ledger and Client Wallet balances to ensure that the transaction is reflected in accordance with the notification provided by the Service prior to reattempting a “FAILED” transaction or crediting an end user if using a reconciliation process following a notification of a “COMPLETED” transaction.

14.	INDEMNITIES

a.	Indemnification by Cube. Cube agrees to indemnify, defend, and hold harmless Client from and against third party IP Infringement Claims arising out of Client’s use of the Service and Cube will pay any damages or judgments awarded in a final judgment against Client that are attributable to such claim, provided Client complies with the Indemnification Process set forth herein. Notwithstanding the foregoing, Cube shall have no responsibility for Excluded Claims. If the Service becomes, or in Cube’ opinion is likely to become, the subject of an IP Infringement Claim, then Cube may, at its sole discretion: (a) procure for Client the right to continue using the Service; (b) replace or modify the Service to avoid the IP Infringement Claim; or (c) if options (a) and (b) cannot be accomplished despite Cube’ reasonable efforts, then Cube may terminate this Agreement and provide a refund for any amount prepaid by Client for the remaining unused period of the Term.

b.	Indemnification by Client. Client agrees to indemnify, defend, and hold harmless Cube from and against (i) Excluded Claims; (ii) Client’s breach of any Optional Service terms or Third Party Service terms; and (iii) Client’s breach of Sections 2 (Usage) or 4 (Client Keys and Obligations) above and Client will pay any damages or judgments awarded in a final judgment against Cube that are attributable to such claim, provided that Cube complies with the Indemnification Process set forth herein.

c.	Indemnification Process. Pursuant to the terms set forth under this Section 14.3, the Party seeking indemnification shall: (i) promptly notify the indemnifying Party of any claim in writing; (ii) grant the indemnifying Party the sole authority to conduct the defense or settlement of such claim, provided that the indemnifying Party shall not settle any claim that requires the indemnified Party to pay monetary damages or is subject to injunctive relief without the indemnified Party’s written consent; and (iii) provide the indemnifying Party all reasonable information and assistance at the indemnifying Party’s expense. Notwithstanding the forgoing, the indemnified Party shall be able to participate in any defense at its own expense.

d.	Sole and Exclusive Remedy. This Section 14 states Cube’ entire liability, and Client’s exclusive remedy, for claims or alleged or actual infringement.

15.	LIMITATION OF LIABILITY

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT FOR CLIENT’S MISAPPROPRIATION OR OTHER VIOLATION OF CUBE’ INTELLECTUAL PROPERTY RIGHTS INCLUDING MISUSE OF THE LICENSE GRANTED HEREUNDER (“LIABILITY EXCLUSIONS”), NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE, REPUTATION, OR PROFITS, DATA, OR DATA USE. EXCEPT FOR THE LIABILITY EXCLUSIONS, EITHER PARTY’S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RESULTING DIRECTLY FROM THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS ACTUALLY PAID TO CUBE IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM. THIS LIMITATION OF LIABILITY IS CUMULATIVE TO THE TERM OF THE AGREEMENT (AS EXTENDED OR OTHERWISE) AND NOT PER INCIDENT; PROVIDED, HOWEVER, THE LIMITATIONS IN THIS SECTION 15 DO NOT APPLY TO PAYMENTS DUE TO CUBE UNDER THIS AGREEMENT. THE LIMITATIONS SET FORTH IN THIS SECTION 15 SHALL APPLY EVEN IF CLIENT’S REMEDIES UNDER THIS AGREEMENT FAIL THEIR ESSENTIAL PURPOSE.

16.	FORCE MAJEURE

Neither Party shall be liable to the other for any performance delay or failure to perform hereunder, due to Force Majeure Event, provided the affected Party gives prompt notice to the other and makes reasonable efforts to resume performance as soon as possible. The Party not affected by such act, omission or condition may terminate this Agreement upon written notice if the other Party remains unable to perform because of any circumstances described in this Section 16 for a period of more than sixty (60) days. It is hereby clarified that neither an occurrence of a Force Majeure Event or the termination of this Agreement in connection therewith shall relieve either Party from its obligations to pay the other any outstanding payments due under this Agreement.

17.	EXPORT CONTROLS AND TRADE SANCTIONS COMPLIANCE

Client agrees that Client use of the Service will comply with the Export Control Laws. Client represents and warrant that (i) Client is not a citizen of, or located within, a country or territory that is subject to comprehensive U.S. trade sanctions or other significant trade restrictions (including without limitation Crimea, Cuba, Iran, North Korea, and Syria); (ii) Client is not identified on any U.S. government restricted party lists (including without limitation the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, administered by OFAC, and the Denied Party List, Entity List and Unverified List, administered by BIS); and (iii) that no content created or submitted by Client is subject to any restriction on disclosure, transfer, download, export or re-export under the Export Control Laws. Client agrees that Client will not use the Service to disclose, transfer, download, export, or re-export, directly or indirectly, any content to any country, entity or other party which is ineligible to receive such items under the Export Control Laws or under other laws or regulations to which Client may be subject. Client acknowledges that the Services may not be available in all jurisdictions and that Client is solely responsible for (a) complying with the Export Control Laws; and (b) monitoring them for any modifications. Cube may immediately terminate this Agreement upon written notice to Client if Cube reasonably believes that Client is in violation of this Section 17.

18.	BETA SERVICES

a.	Beta Services. From time to time, Cube may make in-development services or features (the “Beta Services”) available to Client at no charge. Client may choose to try such Beta Services at its sole discretion. Client acknowledges that the Beta Services may contain bugs or errors and any participation in or use of the Beta Services is at Client’s sole risk. Client acknowledges that Cube may discontinue the Beta Services at any time in its sole discretion, and may never make the Beta Service generally available.

b.	DISCLAIMER OF WARRANTY AND LIABILITY. THE BETA SERVICES ARE PROVIDED “AS-IS,” EXCLUSIVE OF ANY WARRANTY WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, CUBE DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND, NOTWITHSTANDING SECTION 15, Cube DISCLAIMS ALL LIABILITY WITH RESPECT TO ANY BETA SERVICES.

19.	MISCELLANEOUS

a.	Governing Law & Jurisdiction. This Agreement shall be governed by and construed under the laws of Illinois, without reference to principles and laws relating to the conflict of laws. The competent courts of Illinois shall have the non-exclusive jurisdiction with respect to any dispute and action arising under or in relation to this Agreement.

b.	Injunctive Relief. Notwithstanding anything to the contrary in this Agreement or any applicable Order Form, Cube may seek injunctive relief or other relief necessary to prevent or restrain a breach of this Agreement in any jurisdiction.

c.	Entire Agreement. This Agreement represents the complete agreement concerning the subject matter hereof and supersedes any prior or contemporaneous agreements between the Parties with respect to the subject of this Agreement. The Agreement may be amended only by a written agreement executed by both Parties.

d.	Severance. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be deemed modified or excluded to the extent necessary so that it is no longer invalid, in violation of law or unenforceable and all remaining provisions shall continue in full force and effect.

e.	Order of Precedence. In the event of a conflict between any terms set forth in the this Agreement, and in the Order Form, except for Section 10.1 (Term) above of this Agreement, then the Order Form shall precede.

f.	Relationship of the Parties. This Agreement does not, and shall not be construed to create any relationship, partnership, joint venture, employer-employee or agency relationship between the Parties, or authorize either Party to act as an agent for the other, and neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including, but not limited to, the making of any representation or warranty the assumption of any obligation or liability and the exercise of any right of power).

g.	Insurance. Client shall be responsible for maintaining its own insurance policies. Cube will provide Client with a copy of its certificate of insurance upon written request.

h.	Waiver. Any failure or delay by a Party to require compliance by the other Party with any of the terms, or exercise any right or remedy, provisions, warranties, covenants or conditions of this Agreement will in no way affect such Party’s right to enforce the same, nor will any waiver by a Party of any breach of any term, provision, warranty, covenant or condition of this Agreement constitute a waiver of any succeeding breach.

i.	Rights and Remedies. Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

j.	Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, whose consent may not be unreasonably withheld or delayed. Notwithstanding the foregoing, this Agreement may be assigned by either Party in connection with a merger, consolidation, sale of all of the equity interests of the assigning Party, or a sale of all or substantially all of the assets of the assigning Party to which this Agreement relates; provided that Cube may terminate this Agreement immediately if it determines it cannot do business with the purported assignee due to its internal policies or due to any obligations under applicable law.

k.	Counterparts; Conclusion. This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. No counterpart shall be effective until each Party has provided to the other at least one executed counterpart. This Agreement is subject to final approval by an employee of Cube Operations LLC. with authority to conclude contracts.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Cube Operations LLC		Mango DAT, LLC

By:	/s/ Conor Shea	By:	/s/ Jacob Cohen
Name:	Conor Shea	Name:	Jacob Cohen
Title:	Head of Institutional	Title:	Manager and President
Date:	December 17, 2025	Date:	December 17, 2025

Schedule A

Definitions

1.	“Account” refers to one or more Client Accounts Client may access as part of its agreement to use the Service.

2.	“Affiliate” shall mean any entity, individual, agent, employee, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the respective Party.

3.	“Authorized Users” means Client’s personnel and agents who access or use Cube Services.

4.	“BIS” means the U.S. Department of Commerce’s Bureau of Industry and Security.

5.	“Confidential Information” means all knowledge, information, or materials of whatever nature and in whatever form (whether provided in writing or orally) relating to the disclosing party and made available or provided by or on behalf of the disclosing party to the recipient whether before, on or after the Effective Date. It specifically includes the terms of this Agreement and information relating to: (i) any and all proprietary technology and products, including technical data, data record layouts, trade secrets, know-how, research, prototypes, improvements, processes, plans, calculations, designs, requirements, architecture, structures, models, methods, product plans, databases and database tables, ideas or concepts, opinions, reports, services, software, inventions, techniques, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering and hardware configuration information; (ii) the operations and business or financial statements and projections, product pricing and marketing, financial or other strategic business plans or affairs, account

6.	ing matters, tax matters, subscriber numbers and forecasts, content providers identity and business models; (iii) all summaries, notes, memoranda, analyses, compilations, studies or other documents prepared by or on behalf of the recipient to the extent that they contain or are derived from Confidential Information; (iv) information collected or developed by a party regarding its customers; (v) any actual or perceived system vulnerability, whether identified by Cube or Client; and (vi) all other information which would reasonably be considered to be proprietary or confidential in nature.

7.	“Client Wallet” means wallets created by the Client in the Client Client Account for purposes of storing digital assets of the Client.

8.	“Device” means any supported device controlled by the Client or its Users.

9.	“Documentation” shall mean the SLA and the Security Reports.

10.	“Disaster Recovery Kit” means encryption code, which will allow Client or End User respectively access to the set of keys required to access the assets in the Client or End User Wallets without any involvement from Cube.

11.	“Excluded Claim” means any and all third party claims, actions, suits, liabilities, costs, and expenses alleging that the Service infringes Intellectual Property rights of a third party and that such infringement is resulting from or based on: i) modifications to the Service made by Client or its representatives or designees, or at their direction; (ii) Client’s failure to implement software updates provided by Cube specifically to avoid infringement; or (iii) combination or use of the Service with equipment, devices or software not supported or provided by Cube or not in accordance with the terms of this Agreement.

12.	“Export Control Laws” mean applicable export control and trade sanctions laws, rules, and regulations, including without limitation the regulations administered by BIS and OFAC.

13.	“Fee” means any fees set forth in an applicable Order Form.

14.	“Feedback” is any input or suggestions (including, but not limited to, questions, comments, feature improvement requests, or the like) regarding the Services made by Client to Cube.

15.	“Force Majeure Event” means any act, omission or condition beyond the reasonable control of the affected party including, but not limited to the following events: acts of God, flood, draught, earthquake or other natural disaster, epidemic or pandemic, terrorist attack, civil war, armed conflict, nuclear, chemical or biological contamination, any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, interruption or failure of utility services.

16.	“Fork(ed)” refers to a change in protocol rules affecting a digital asset.

17.	“Guardian Network” means a network of well-established entities within the blockchain or financial industry that participate in distributed Key Share generation for your MPC Vault, independently verify and validate trades and settlements, sign for transactions involving Cube, contribute to threshold signatures for transaction authorizations, review and confirm trade matches, initiate L1 transactions for certain user withdrawals, etc.

18.	“Intellectual Property” means patents (including patent for software and business methodology), rights to apply for patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information.

19.	“IP Infringement Claim” means any and all third party claims, actions, suits, liabilities, costs, and expenses alleging that the Service, when used as permitted under this Agreement, infringes Intellectual Property rights of a third party.

20.	“Key Share(s)” means digital key shares used for threshold signatures that are distributed to Client, Cube and the Guardian Network to be used for certain interactions with your MPC Wallet.

21.	“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

22.	“Optional Software Service” includes any additional services Client elects to use in conjunction with the Client Account and in accordance with this Agreement.

23.	“Order Form” means a document executed by the Parties setting forth the terms of the Service, including the Fees and any additional terms.

24.	“Owner” means the administrative user appointed by Client for each Client Account that has ultimate authority over the administration of such Client Account.

25.	“Private Key share” means the key generated by the system and stored on the Device which is required for the execution for each transaction.

26.	“Recovery Passphrase” means encrypted keys provided to the Client to restore the Private Key share in case the Device is lost or damaged

27.	“Security Incident” means any unauthorized access to, or the use of the Services (including any of the Client Keys, the Account, any Authorized User credentials, or a Client network, endpoint, or system).

28.	“Security Reports” means each of the SOC 2 Type 2, ISO 27001, ISO 27017, and ISO 27018 attestation(s) of certification.

29.	“Supported Tokens” are those protocols/tokens/transactions as may be displayed in the Web Console from time-to-time.

30.	“Third Party” means any entity that is not a Party to this Agreement, nor an Affiliate of of a Party to this Agreement

31.	“Users” refer to the Owner and any individual users authorized by Client to use or otherwise have access to the Service.

32.	“Web Console” is the user interface and the information contained therein made available as part of the Service.

Schedule B

Service Levels

In connection with the Agreement, Cube (“Cube” or “Company”) will use commercially reasonable efforts to provide Client with reasonable support and access to customer support personnel as described below.

1.	Definitions:

a.	“Available” or “Availability” means that the Service is generally available for use.

b.	“Outside Factors” means downtime caused by circumstances beyond the Company control, including without limitation: events of Force Majeure, general internet outages, failure of Client’s infrastructure or connectivity, computer and telecommunications failures and delays not within Company control, failure within Cube’s Guardian Network, delays or unavailability due to third-party providers, and network intrusions or denial-of-service attacks.

c.	“Possible Available Uptime” means possible hours of Availability in the month (based on Standard Services Availability Hours) minus any Scheduled Downtime and downtime caused by Outside Factors during the month.

d.	“Scheduled Downtime” means: other time scheduled by Company from time to time as reasonably necessary for Service maintenance, updating, or repair. Company shall use commercially reasonable efforts to minimize the effects of such Scheduled Downtime on Client ‘s regular business operations.

e.	“Standard Services Availability Hours” means every day, twenty-four (24) hours per day, but not including Scheduled Downtime.

f.	“Unscheduled Downtime” means any time during Standard Services Availability Hours when the Services are not Available, other than Scheduled Downtime and downtime caused by Outside Factors.

2.	Service Level Availability.

i.	Uptime SLA Percentage. Company shall ensure that the Uptime SLA Percentage, averages at least 99% (“Uptime SLA Percentage”). For the purpose of determining Uptime SLA Percentage, the following formula will be used:

ii.	Uptime SLA Percentage = (Possible Available Uptime - Unscheduled Downtime) /(Possible Available Uptime) x 100%

iii.	Service Level Termination Event. If the Uptime SLA Percentage falls below 98% in any three (3) months over a period of twelve (12) months, then Client has the right to terminate the applicable Order Form without penalty upon thirty (30) days’ prior written notice to Company of its intent to terminate; provided that such notice is given within thirty (30) days of the end of the third month in which such Uptime SLA Percentage was not achieved.

3.	Client Support. Company will use commercially reasonable efforts to provide reasonable technical support to Client by email and/or phone in connection with use of the Service during the following times: Monday through Friday (excluding holidays) 8:30am to 5:30pm Chicago Time.

4.	Severity Levels and Response Times. Upon Client ‘s report of a problem with the Service a Company representative will acknowledge the report by issuing a confirmation to Client, either by phone or email, and Company will assign a severity level to the problem based on the type of issue reported. Company will use commercially reasonable efforts to address problems with the Service according to the following target response times:

Severity Level	Description of Problem	Company Target Response Times
Severity 1

A critical problem that involves availability or fundamental functionality of the Licensed Product that precludes productive use of the Licensed Product, and that is having, or is likely to have, an immediate and material impact on a critical business activity of Client .

Respond within eight (8) business hours of issue being logged; it is recommended that all severity 1 issues be logged via phone with applicable Company support contact.

Severity 2

A significant problem that involves functionality of the Licensed Product or degraded availability, but that does not preclude productive use of the Subscription Service and is not having and is not likely to have an immediate and material impact on a critical business activity of Client .

Respond within eighteen (18) business hours of issue being logged with applicable Company support contact.

Severity 3	An inconvenient problem with the Licensed Product that inhibits a feature of the Licensed Product but does not preclude productive use of the Licensed Product.	Respond within two (2) business days of issue being logged with applicable Company support contact.

Severity 4

General questions related to the use of the Licensed Product, a “how to” question; an error that is minor or cosmetic in nature; or a request to be considered for future enhancements.

Respond within three (3) business days of issue being logged with applicable Company support contact.

Respond within three (3) business days of issue being logged with applicable Company support contact.

For the avoidance of doubt, failure by Company to meet the target response times set forth herein shall not constitute a breach of the Agreement or result in any liability or remedies provided by Company.